Exhibit 10.24

Aldeyra Therapeutics, Inc.
131 Hartwell Avenue, Suite 320
Lexington, MA 02421

November 26, 2019

Bruce Greenberg

xx xxxxx xxxxx

xxxxxxxx, xx xxxxx

Dear Bruce:

Aldeyra Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.
Position. Your initial title will be Vice President, Controller and you will initially report to the Company’s Chief Financial Officer, Joshua Reed. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.
Cash Compensation. The Company will pay you a starting salary at the rate of $9,791.66 per pay period (twenty-four pay periods per year), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by your supervisor and approved by the Company’s Chief Executive Officer. Your target bonus will be equal to 25% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year is expected to be paid within 2.5 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.
3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to 4 weeks paid time-off in accordance with the Company’s time-off policy, as in effect from time to time.
4.
Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 45,000 shares of the

Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan (the “Plan”) and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service with the Company, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

The Option will be subject to acceleration in connection with a change of control, subject to the terms and conditions of the Company’s Change in Control Plan effective as of March 28, 2017, as such plan may be amended or restated from time to time.

5.
Severance Benefits.
a.
General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company and a non-competition agreement (the “Post-Employment Agreement”). The Post-Employment Agreement must be in the form prescribed by the Company, without alterations. You must execute and return the Post-Employment Agreement on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Post-Employment Agreement on or before the Release Deadline, or if you revoke the Post-Employment Agreement, then you will not be entitled to the benefits described in this Section 5.
b.
Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for the Continuation Period. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation; provided, however, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will begin on the first payroll date following the Release Deadline.
c.
Cash Bonus. If you are subject to an Involuntary Termination, then the Company will pay you a lump-sum in cash equal to the greater of (i) your target bonus for the year in which the Involuntary Termination occurs or (ii) the actual bonus paid to you with respect to the Company's most recently completed fiscal year. Such payment will be made within 60 days after your Separation; provided, however, if such 60-day period spans two calendar years, then the payment will be made on the first payroll date following the Release Deadline.

d.
COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the Continuation Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Such payments will be treated as taxable compensation income to you if required or advisable, in the Company's sole discretion, to avoid adverse consequences to you, the Company or the Company's other employees.
6.
Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard “Proprietary Information and Inventions Agreement”, a copy of which is attached hereto as Exhibit A.
7.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, subject to the severance benefits you may be entitled to under this letter agreement. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.
Tax Matters.
a.
Withholdings. All forms of compensation referred to in this letter agreement are subject to applicable withholding and payroll taxes and other deductions required by law.
b.
Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” It is intended that payments under this letter agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The parties intend that this letter agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
c.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, its Board of Directors or its Compensation Committee related to tax liabilities arising from your compensation.
9.
Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.
10.
Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any written agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules,

(d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your violation of U.S. securities laws, (f) your gross negligence or willful misconduct in performance of your duties, (g) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (h) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Continuation Period” means a period equal to the number of full months you have provided continuous service to the Company as of the date of your Separation; provided, however, in no event shall the Continuation Period be greater than 6 months.

“Involuntary Termination” means your Termination Without Cause.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the attached Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 29, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon (i) your starting work with the Company on or before December 16, 2019, (ii) your completing an employment application and (iii) a background and/or reference check to the Company’s satisfaction.

If you have any questions, please call me at 781-257-3043 x219.

Very truly yours,

Aldeyra Therapeutics, Inc.

s/s Joshua Reed

By:	Joshua Reed
Title:	Chief Financial Officer

I have read and accept this employment offer:

s/s Bruce Greenberg
Signature of Bruce Greenberg

Dated:	11/27/2019

Attachment

Exhibit A: Proprietary Information and Inventions Agreement